Exhibit 99.1

At EMAK Worldwide, Inc.:	At Financial Relations Board:
Lisa Mueller	Tony Rossi
Director, Investor Relations	Vice President
(323) 932-4034	(310) 854-8317
EMAK Worldwide Announces Corporate Restructuring
and Management Changes
     LOS ANGELES, December 19, 2005 — EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced corporate restructuring initiatives designed to enhance the Company’s competitive positioning, reduce overhead and streamline operations.
     The Company is consolidating its three domestic, non-Burger King product-based marketing solutions by combining its SCI Promotion, Logistix (U.S.) and Pop Rocket agencies into one operation. The consolidation is designed to maximize operating synergies, eliminate inefficiencies and provide a foundation for continued expansion of integrated marketing services offerings. The combined agency will maintain a presence in both Los Angeles and Chicago.
     In connection with the consolidation, SCI Promotion will exit its facility in Ontario, California, and certain employees will transition to EMAK’s Los Angeles office, which currently houses approximately 40 percent of SCI Promotion’s personnel and all of Pop Rocket’s personnel. These actions will reduce SCI’s annual operating expenses by approximately 40 percent, or $2.1 million. The Company is analyzing options for SCI’s 41,000 sq. ft. office and warehouse facility. Substantially all of the actions related to this consolidation and restructuring should be completed by the end of the second quarter of 2006.
     In addition to the consolidation and restructuring of agencies, as part of EMAK’s continuing efforts to streamline its operations, the Company announced that it has eliminated the separate position of Chief Financial Officer from its finance organization structure. Accordingly, Zohar Ziv, EMAK’s CFO, has left the Company effective immediately. The CFO duties will be shared by Roy Dar, Vice President, Controller and Principal Accounting Officer, and Michael Sanders, EMAK’s Vice President, Finance. Dar, 34, joined EMAK in June 1998 and has served as the Company’s Controller since March 1999. Sanders, 35, joined EMAK in May 2002 as Senior Director, Finance and Treasurer and was promoted to his current position in April 2004.
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EMAK Worldwide Announces Corporate Restructuring
and Management Changes

     Total one-time separation related costs related to the agency consolidation and management changes are estimated at approximately $1.8 million ($1.1 million after income taxes) and are expected to be recorded over the next three quarters. The Company expects the actions will result in a reduction of annualized operating expenses of approximately $2.8 million.
     “Following an extensive review of the Company’s operations, we have taken significant steps to reorganize certain brands in order to help drive improved performance and better align our cost structure with the current level of business activity,” said Jim Holbrook, EMAK’s Chief Executive Officer. “We believe these actions will help EMAK to enhance our focus on the areas within marketing services where we have strong competitive advantages. It is my job to ensure that all of our agencies are able to tap into these sources of strength to expand our share with existing clients and forge new client relationships on a global, holistic basis. The combined businesses have strong management and solid client relationships and will now operate more efficiently.
     “We would like to thank Zohar for his contributions over the past two years and wish him well in his future endeavors. We have two strong finance executives in Roy and Michael who can continue to capably manage the CFO responsibilities. They are very familiar with all aspects of our company, its history and operations.
     “After just a short period of time here, I see an excitement level and a passion for creating shareholder value and marketplace strength. We possess a capable team of executive officers to guide our businesses — Tracy Tormey, Executive Vice President, General Counsel and Secretary, who leads our global corporate and administrative functions; Bassam Fawaz, Senior Vice President, Worldwide Operations and Chief Information Officer, who leads our global operations functions; and Jon Kramer, Group President, who leads our Upshot agency and our newly combined SCI, Pop Rocket and Logistix (U.S.) agency. Together with the talented managers of our individual agencies, we will realize the vision of making EMAK indispensable to our clients because we deliver tangible results. I look forward to working with our management team to take EMAK to the next level,” said Holbrook.
Fourth Quarter 2005 Outlook
     The Company’s revenue outlook for the fourth quarter remains unchanged since its announcement on November 3, 2005. At that time, the Company indicated that fourth quarter

EMAK Worldwide Announces Corporate Restructuring
and Management Changes

2005 revenues would be stronger than third quarter revenues, but down on a year-over-year basis.
About EMAK Worldwide
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, Ontario (CA), Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.
     Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2005 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.
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